                                                             EXHIBIT 4 (d) (xii)



Filed with Post-Effective Amendment No. 8 to this Registration Statement on Form N-4 on April 24, 1989.

                      METROPOLITAN LIFE INSURANCE COMPANY

                                  ENDORSEMENT


          This endorsement is a part of the Contract to which it is attached.

           1. The following is added after the second sentence of the WHEN PAYABLE AND CREDITED provision on page 5:

               "Only cash contributions will be accepted under the Contract."

           2.  Subsection (1) under PURCHASE PAYMENTS on page 6 is replaced by:

                    "(1)(a) for the Fixed Interest Account, the amount is less than $25 per payment, or more than $50,000 in a calendar month;

                        (b) for the Separate Account, the amount is less than $25 per payment, or more than $500,000 in a calendar month; or"

           3. The second and third paragraphs of the RETIREMENT BENEFIT provision on page 6 are replaced by:

               "You may choose the Retirement Date by writing to us. The Retirement Date must be at least 30 and not more than 180 days after we receive your choice but may not be later than April 1 of the year following the year in which you reach age 70 1/2.

               If you have not chosen a Retirement Date, we will pay the Account Balance to you in one sum as of April 1 of the year following the year in which you reach age 70 1/2.

               If your spouse is not the beneficiary, the method of distribution selected will assure that at least 50% of the present value of the amount available for distribution is paid to you within your life expectancy."

           4.  The DEATH BENEFIT provision on page 6 is replaced by:

               "DEATH BENEFIT--If you die on or before the Retirement Date, we will pay the greater of: (1) the entire Account Balance; or (2) the total purchase payments made less partial withdrawals, in a single sum to your beneficiary after we receive proof of death and a complete written claim. For this purpose, the Account Balance will be valued as of the date we receive proof of death and a complete written claim. However, your beneficiary may choose to receive payment under one of the income plans described in Section IV instead of a single sum, subject to the following limitations:

                a. Distribution under the income plan can only be over the life of the beneficiary or over a fixed period not extending beyond the life expectancy of such beneficiary. Such distribution will be paid in equal or substantially equal amounts.

                b. If you die before any payment is made, then your entire interest must be paid within five years of your death, except as follows:

                    (i) If your spouse is your beneficiary, then payments to him or her may be made over his or her lifetime (or over a period of time that does not extend beyond the life expectancy of your spouse) starting no later than the date in which you would have reached age 70 1/2. At any time, your spouse may increase the frequency or amount of such payments.

                                                   (Continued on following page)

R.S. 1107 September 1987
SC

                    (ii) If someone other than your spouse is the named beneficiary (other than a beneficiary who is not a natural person) and payments to that person start within one year of your death, then the interest may be paid over the life of the beneficiary or over a period of time that does not extend beyond the life expectancy of the beneficiary.

                    (iii) If your spouse is your beneficiary, then your spouse may choose to treat this contract as his or her own individual retirement annuity. This option would be exercised if: (i) your spouse makes a regular contribution to the contract; (ii) makes a rollover to or from the contract; or (iii) if no other option is chosen.

                c. For purposes of the above, payments will be calculated by use of Tables 5 and 6 found in Section 1.72-9 of the Income Tax Regulations. The life expectancy of a surviving spouse may be recalculated annually. In the case of any other beneficiary, life expectancy will be calculated at the time payment first commences and payments for any 12-consecutive month period will be based on such life expectancy minus the number of whole years passed since distribution first commenced.

                d. If your beneficiary's 75th birthday occurs before we receive proof of death, or if proof is received more than one year after your death your beneficiary must receive payment in one sum.

               If we receive proof of death but a complete written claim is not submitted, the entire Account Balance will be paid no later than 5 years after your death.

               If you die after the Retirement Date, whether or not payments will continue after your death depends upon which income plan option you have chosen. Those provisions are set forth in Section IV."

           5. Item (d) in the first paragraph of the WITHDRAWALS FROM YOUR ACCOUNTS provision on page 6 is replaced by:

               "(d) make a transfer to the Fixed Interest Account, or the
                    Separate Account, or between Investment Divisions of the Separate Account, as you may direct. Not more than twelve transfers may be made in a calendar year."

           6. Item (a) of the EARLY WITHDRAWAL CHARGE provision on page 7 is deleted and item (d) is amended to read as follows:

               "(d) to any amount withdrawn from a subpart of the Fixed Interest
                    Account on its Maturity Date or within 30 days thereafter."

           7. The first TABLE under AMOUNT OF EARLY WITHDRAWAL CHARGE on page 8 is amended as follows for withdrawals or transfers from the Fixed Interest Account:

               "At all durations the figure in Column I will be .07 and the figure in Column II will be 1.07."

           8. The first sentence of the ADMINISTRATIVE CHARGES provision on page 8 is replaced by:

               "Once each calendar year, we will deduct an Administrative Charge of up to $15 from your Fixed Interest Account Balance and an Administrative Charge of up to $15 from your Separate Account Balance."

                                                   (Continued on following page)

R.S. 1107 September 1987
SC

           9.  The following is added to the COMMUNICATIONS provision on page 9:

               "We may set up procedures to receive certain communications by telephone or other non-written means. If so, such communications will be deemed to have been received when actually received in accordance with such procedures."

          10.  The following is added to the TERMINATION provision:

               "We may also so terminate this Contract if more than two full-years have passed since the date we received the last payment on your behalf and your monthly paid up annuity benefit would be less than $20."

          11. The first paragraph of the SUBPARTS OF THE FIXED INTEREST ACCOUNT provision on page 9 is replaced by:

               "We will establish one or more "subparts" within the Fixed Interest Account from time to time for purchase payments or transfers received. Each amount to be added to the Fixed Interest Account will be added to the most recently established subpart. Each subpart will have a specified Maturity Date. The Maturity Date will be December 31st of the first, second, third or fourth calendar year, as we determine, following the calendar year after the subpart is established."

          12. The fourth sentence of the second paragraph of the CHOICE OF INCOME PLANS provision on page 11 is deleted.

          13. The following additional limitations are added before the last paragraph in the DURATION OF INCOME PLANS provision under OPTIONAL INCOME PLANS on page 12:

               "Your entire interest will be distributed in equal or substantially equal amounts. The amount to be distributed each year must be at least an amount equal to the quotient obtained by dividing your entire interest by your life expectancy or the joint and last survivor life expectancies of you and your named beneficiary.

               Your life expectancy (or if your spouse is your beneficiary, your joint life expectancies) may be redetermined each year. The life expectancy of a nonspouse beneficiary may not be redetermined.

               For a nonspouse beneficiary, life expectancy will be determined at the time payments first start. Payments for any 12 consecutive month period may be based on such life expectancy minus the number of whole years passed since payments first began.

               For purposes of the above, life expectancies are determined by the use of Tables 5 and 6 found in Section 1.72-9 of the Income Tax Regulations.

          14. The Contract is further amended to provide that whenever the term "spouse-beneficiary" is used, it is amended to read "beneficiary." References to your spouse or surviving spouse on pages 11, 12, and 14 are amended to refer to your beneficiary or your surviving beneficiary, respectively. The words "and are married" are deleted from the DURATION OF INCOME PLANS, item
               (iii), on page 12.

          15.  The following is added after the second sentence of the Option A
                                                                       --------
               Term Certain Income Plan provision on page 12:
               ------------------------

               "The term certain period may in no event, however, extend beyond the individual's life expectancy."


                                              /s/ Richard M. Blackwell
                                              ------------------------
                                              Richard M. Blackwell
                                              Vice-President and Secretary

R.S. 1107 September 1987
SC